ROSS MILLER

Secretary of State

(775) 684 5708

Website: secretaryofstate.biz

204 North Carson Street, Ste 1

Carson City, Nevada 89701-4299

Certificate of Change Pursuant to NRS 78.209

USE BLACK INK ONLY - DO NOT HIGHLIGHT                                                                                                                                                                     ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209

For Nevada Profit Corporations

1. Name of corporation:

Timberjack Sporting Supplies, Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares at the par value, if any, of each class or series, if any, of shares before the change:

70,000,000 common shares, $0.001 par value

5,000,000 preferred shares, $0.001 par value

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

980,000,000 common shares, $0.001 par value

No change in preferred shares (5,000,000 preferred shares, $0.001 par value)

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

Fourteen (14) new shares of common stock will be issued for each one (1) shares of common stock presently held (14:1 forward split)

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

None

7. Effective date of filing (optional):

8. Officer Signature: /s/ Wesley Brumbaugh, President

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.